UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 8, 2025
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed by Nauticus Robotics, Inc., a Delaware corporation (the “Company”) in its filings with the SEC, on October 16, 2025, the Company received a deficiency letter (the “Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive trading days, the market value of the Company’s listed securities had been below the minimum $35,000,000 requirement for continued listing on The Nasdaq Capital Market, pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”). The Company also did not meet the alternative equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) or the alternative net income requirement under Nasdaq Listing Rule 5550(b)(3).

The Company timely requested a hearing before a Hearings Panel. On December 4, 2025 the Company attended a hearing before the Hearings Panel. No decision has been announced by the Hearings Panel.

The Company undertook a number of actions to regain compliance with The Nasdaq Capital Market listing rules.

As previously disclosed by the Company in its filings with the SEC, on October 24, 2025, the Company filed a prospectus supplement to the prospectus dated May 29, 2025, announcing that the Company may now offer and sell additional shares of its common stock having an aggregate offering price of up to $1,600,000 from time to time under the At The Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co. LLC., or Wainwright. On October 31, 2025, the Company filed another prospectus supplement to the prospectus dated May 29, 2025, announcing that the Company may now offer and sell additional shares of its common stock having an aggregate offering price of up to $92,000,000 from time to time under the Sales Agreement. Since October 2025, the Company has offered common stock in the aggregate amount of $7.1 million as registered under the prospectus dated May 29, 2025 as supplemented by the prospectus supplements dated October 24, 2025 and October 31, 2025, with the aggregate net proceeds of $6.9 million after expenses.

As previously disclosed by the Company in its filings with the SEC, on October 25, 2025, the Company entered into an Amendment Agreement with each lender party (each, a “Lender”) to that certain Senior Secured Term Loan Agreement, dated as of September 18, 2023 (as amended, restated, amended and restated, restructured, supplemented, waived and/or otherwise modified from time to time, the “September 2023 Term Loan Agreement”), by and among the Company, as borrower, the Lenders, and ATW Special Situations Management LLC, as collateral agent, amending the September 2023 Term Loan Agreement, pursuant to which the conversion price under the Term Loan Agreement was reduced to $1.76 for the period ending on November 7, 2025. On October 29, 2025, the Company received notice that one of the Lenders converted $3.7 million of outstanding debt to equity under the Term Loan Agreement. The total gross increase in shareholder equity resulting from the conversion was $3.7 million.

As previously disclosed by the Company in its filings with the SEC, on December 3, 2025, the Company entered into the Amendment and Exchange Agreements (the “Exchange Agreements”), by and among the Company and certain institutional investors, pursuant to which such investors may exchange (collectively, the "Exchanges"), in one or more exchanges, portions of certain secured convertible term loans of the Company (the “Existing Convertible Securities”) and certain original issue discount senior secured convertible debentures due 2026 of the Company (the “Existing Debentures”, and together with the Existing Convertible Securities, the “Existing Securities”), into 3,814 shares of Series C preferred convertible stock (the “Series C Preferred Stock”), as set forth and subject to the terms and conditions in the Exchange Agreements, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). On December 3, 2025, the Company and three (3) institutional investors closed the Exchange, and the Company issued 3,814 shares of Series C Preferred Stock to such investors. The total gross increase in shareholder equity resulting from the Exchange was $3.8 million.

On December 5, 2025, the Company received notice that certain lenders converted $1.15 million of outstanding debt to equity under the Company’s original issue secured convertible debentures issued in November 2024 (the “November 2024 Debentures”). The total gross increase in shareholder equity resulting from the conversion was $1.15 million.

As a result of the conversion of September 2023 Term Loan debt, the exchanges of the Existing Securities for the Series C Preferred Stock, the conversion of debt under the November 2024 Debentures, and the sales of common stock of the Company under the Sales Agreement, as of the date of this Current Report, the Company believes it has stockholders’ equity well in excess of the $2.5 million requirement for continued listing pursuant to Listing Rule 5550(b)(1) as the alternative for the MVLS Requirement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2025	Nauticus Robotics, Inc.

	By:	/s/ John Symington
		Name:	John Symington
		Title:	General Counsel